November 10, 2011
Medium-Term Notes, Series D
Offering Summary No. 2011-MTNDG
Relating to Preliminary Pricing Supplement No. 2011-MTNDG      dated November 10, 2011
to Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract
due November     , 2014
The Trigger Jump Securities offer the opportunity for investors to earn a return based on the performance of the first nearby futures contract on Brent blend crude oil, while providing limited protection against negative performance of that futures contract.  We refer to Brent blend crude oil as the underlying commodity.  Unlike ordinary debt securities, the securities do not pay interest and, because of the trigger feature, investors are exposed to the risk of loss of some or all of their investment.  At maturity, if the commodity price of the underlying commodity on the valuation date is greater than the commodity price of the underlying commodity on the pricing date, you will receive a positive return on the securities equal to the greater of (i) 38% to 42% (to be determined on the pricing date) and (ii) the percentage increase in the commodity price of the underlying commodity from the pricing date to the valuation date.  If, on the other hand, the commodity price of the underlying commodity on the valuation date is less than or equal to the trigger price, you will be exposed fully to the negative performance of the commodity price of the underlying commodity. The securities are not principal protected.  The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities, and possibly zero.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Underwriting fee and issue price” below)
Pricing date:	November , 2011 (expected to be November 23, 2011)
Original issue date:	November , 2011 (three business days after the pricing date)
Maturity date:	November , 2014 (expected to be November 26, 2014)
Underlying commodity:	Brent blend crude oil
Payment at maturity per security:
If the final commodity price is greater than the initial commodity price,
$1,000 + the greater of (i) the upside payment and (ii) $1,000 x the commodity return percentage
If the final commodity price is less than or equal to the initial commodity price but greater than the trigger price,
$1,000
If the final commodity price is less than or equal to the trigger price,
$1,000 x the commodity performance factor
This amount will be less than or equal to $650 and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:	$380 to $420 per security (38% to 42% of the stated principal amount), to be determined on the pricing date
Commodity return percentage:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Commodity price of the underlying commodity:
The settlement price per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby futures contract, stated in U.S. dollars, as made public by ICE and displayed on Bloomberg Page “CO1 <CMDTY>” (or any successor page) and Reuters Screen page “LCOc1” (or any successor page) on that day, subject to the terms described under “Description of Securities—Commodity Price of the Underlying Commodity” in the accompanying preliminary pricing supplement.

Initial commodity price:	$ , the commodity price of the underlying commodity on the pricing date
Final commodity price:	The commodity price of the underlying commodity on the valuation date
Valuation date:	November , 2014 (expected to be November 21, 2014), subject to postponement for non-underlying commodity business days and certain market disruption events.
Trigger price:	65% of the initial commodity price
CUSIP:	1730T0QJ1
ISIN:	US1730T0QJ15
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$1,000	$30	$970
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $990 per security. You should refer to “Fact Sheet—Fees and selling concessions” and “Syndicate Information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, will receive an underwriting fee of $30 for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $30 for each $1,000 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors,” “Fact Sheet—Fees and selling concessions” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement filed on November 10, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095010311004713/dp27188_424b2-d.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

Investment Overview
The Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November     , 2014 (the “securities”) can be used:

▪
As an alternative to direct exposure to the commodity price of the underlying commodity that provides a minimum positive return if the commodity price of the underlying commodity on the valuation date is greater than the commodity price of the underlying asset on the pricing date, and 1-to-1 participation in any percentage increase in the commodity price of the underlying commodity from the pricing date to the valuation date in excess of the minimum positive return

▪
To enhance returns and outperform the commodity price of the underlying commodity in scenarios in which the final commodity price is up to 38% to 42% (to be determined on the pricing date) greater than the initial commodity price

▪
To obtain 1-to-1 exposure to the performance of the commodity price of the underlying commodity in scenarios in which the final commodity price increases from the initial commodity price by at least 38% to 42% (to be determined on the pricing date)

▪
To obtain limited protection against a loss of principal in the event of negative performance of the commodity price of the underlying commodity, but only if the final commodity price decreases from the initial commodity price by less than 35%.  If the final commodity price has decreased from the initial commodity price by 35% or more, investors are fully exposed to the negative performance of the commodity price of the underlying commodity.

Maturity:	Approximately 3 years
Upside payment:	$380 to $420 (38% to 42% of the stated principal amount), to be determined on the pricing date
Trigger price:	65% of the initial commodity price
Minimum payment at maturity:	None
Coupon:	None

Brent Blend Crude Oil Futures Contracts Overview

Brent blend crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970s.  The commodity price of Brent blend crude oil is determined by reference to the settlement price of the first nearby futures contract on deliverable grade Brent blend crude oil traded on ICE Futures Europe.  At any time, the first nearby futures contract is the futures contract nearest to expiration.

Information as of market close on November 9, 2011:

Bloomberg Page / Reuters Screen Page:	CO1 <CMDTY> / LCOc1
Current Commodity Price:	$112.31
52 Weeks Ago (on 11/10/2010):	$88.96
52 Week High (on 4/8/2011):	$126.65
52 Week Low (on 11/23/2010):	$83.25

Brent Blend Crude Oil Futures Contracts– Daily Commodity Prices January 3, 2006 to November 9, 2011

November 2011	Page 2

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

Key Investment Rationale

An investment in the securities offers a minimum positive return of 38% to 42% (to be determined on the pricing date) if the commodity price of the underlying commodity on the valuation date is greater than the initial commodity price, offers an uncapped 1-to-1 participation in any appreciation of the commodity price of the underlying commodity greater than 38% to 42% and provides limited protection against a decline in the commodity price of the underlying commodity, but only if the commodity price of the underlying commodity on the valuation date is greater than the trigger price.  The trigger price will be 65% of the initial commodity price; therefore, if the commodity price of the underlying commodity declines by 35% or more from the pricing date to the valuation date, the payment at maturity per security will be less than or equal to $650 and possibly zero.

You will not be entitled to receive any interest or other periodic payments on the securities. You should carefully consider whether an investment that does not provide for interest or other periodic payments is appropriate for you.

Payment Scenario 1
The commodity price of the underlying commodity increases from the pricing date to the valuation date by at least 38% to 42% (to be determined on the pricing date).  In this scenario, each security redeems for more than the stated principal amount of $1,000 by an amount that is proportionate to the percentage increase of the final commodity price from the initial commodity price.  (Example: if the commodity price of the underlying commodity increases by 50%, the securities will redeem for $1,500, or 150% of the stated principal amount of $1,000.)  There is no maximum payment at maturity.

Payment Scenario 2
The commodity price of the underlying commodity increases from the pricing date to the valuation date by less than 38% to 42% (to be determined on the pricing date).  In this scenario, each security redeems for $1,380 to $1,420 per security (138% to 142% of the stated principal amount), to be determined on the pricing date.

Payment Scenario 3	The commodity price of the underlying commodity declines from the pricing date to the valuation date by less than 35%. In this scenario, each security redeems for its $1,000 stated principal amount.
Payment Scenario 4
The commodity price of the underlying commodity declines from the pricing date to the valuation date by 35% or more and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the commodity price of the underlying commodity from the initial commodity price.  (Example: if the commodity price of the underlying commodity decreases by 60%, the securities will redeem for $400, or 40% of the stated principal amount.)  This amount will be less than or equal to $650 per security, and there is no minimum payment at maturity.

Summary of Selected Key Risks (see page 12)

▪	The securities do not guarantee return of any principal.

▪	No interest payments.

▪	Historically, the commodity price of the underlying commodity has been volatile.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

▪	The return on the securities is linked to a single commodity, and the price of the underlying commodity may change unpredictably and affect the value of the securities in unforeseen ways.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, prices of commodities generally.

▪	Futures contracts on Brent blend crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by the recent sovereign debt crisis in Europe.

▪
The commodity price of the underlying commodity is determined by reference to the official settlement price of Brent crude oil futures contracts as determined by ICE Futures Europe, and there are certain risks relating to the commodity price of the underlying commodity being determined by ICE Futures Europe.

▪	A decision by ICE Futures Europe to increase margin requirements for the underlying commodity futures contracts may affect the commodity price of the underlying commodity.

▪	The securities do not offer direct exposure to commodity spot prices.

▪	The securities will not be regulated by the Commodity Futures Trading Commission.

November 2011	Page 3

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities.

▪
The historical performance of futures contracts on the underlying commodity is not an indication of the future performance of futures contracts on the underlying commodity or the commodity price of the underlying commodity.

▪	The price at which you will be able to sell your securities prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

November 2011	Page 4

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount of $1,000 based upon the commodity price of the underlying commodity on the valuation date. The securities do not guarantee any return of principal at maturity.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November , 2011 (expected to be November 23, 2011)	November , 2011 (three business days after the pricing date)	November , 2014 (expected to be November 26, 2014)
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities, and possibly zero.

Underlying commodity:	Brent blend crude oil
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Payment at maturity per security:
If the final commodity price is greater than the initial commodity price,
$1,000 + the greater of (i) the upside payment and (ii) $1,000 x the commodity return percentage

If the final commodity price is less than or equal to the initial commodity price but greater than the trigger price,
$1,000

If the final commodity price is less than or equal to the trigger price,
$1,000 x the commodity performance factor
This amount will be less than or equal to $650 and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:	$380 to $420 per security (38% to 42% of the stated principal amount), to be determined on the pricing date
Commodity return percentage:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Commodity price of the underlying commodity:
The commodity price of the underlying commodity on any day is the settlement price per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby futures contract, stated in U.S. dollars, as made public by ICE and displayed on Bloomberg Page “CO1 <CMDTY>” (or any successor page) and Reuters Screen page “LCOc1” (or any successor page) on that day.  If such settlement price is not available on a date of determination or if there is a market disruption event on that date, the calculation agent will determine the commodity price of the underlying commodity in accordance with the terms described under “Description of Securities—Commodity Price of the Underlying Commodity” in the accompanying preliminary pricing supplement.

Initial commodity price:	$ , the commodity price of the underlying commodity on the pricing date
Final commodity price:	The commodity price of the underlying commodity on the valuation date
Trigger price:	65% of the initial commodity price
Valuation date:	November , 2014 (expected to be November 21, 2014), subject to postponement for non-underlying

November 2011	Page 5

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

commodity business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 12.
Clearing and settlement:	DTC

November 2011	Page 6

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	1730T0QJ1
ISIN:	US1730T0QJ15
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.
▪
Upon a sale or exchange of the securities, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citibank, N.A. (“Citibank”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the underlying commodity and/or in any other securities or instruments, such as options and/or swaps related to the underlying commodity, that we may wish to use in connection with such hedging.  Our affiliates also trade in futures contracts on the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Such purchase activity could increase the commodity price of the underlying commodity, and, accordingly, potentially increase the initial commodity price and, therefore, increase the commodity price at which the underlying commodity must settle on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

November 2011	Page 7

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets Inc. (“Citigroup Global Markets”) affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “Description of Securities—ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $30 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $30 for each security they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without prior written consent of the client. See “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$1,000.00	$30.00	$30.00
≥ $1,000,000 and < $3,000,000	$995.00	$25.00	$25.00
≥ $3,000,000 and < $5,000,000	$992.50	$22.50	$22.50
≥ $5,000,000	$990.00	$20.00	$20.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2011	Page 8

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the commodity price of the underlying commodity.  Investors will not receive any interest or other periodic payments on the securities.

The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$400 per security (40% of the stated principal amount)
Minimum payment at maturity:	There is no minimum payment at maturity.
Maximum payment at maturity:	There is no maximum payment at maturity.

Securities Payoff Diagram

How it works

▪
If the final commodity price is greater than the initial commodity price, investors will receive an amount at maturity that is greater than the $1,000 stated principal amount per security and is equal to the $1,000 stated principal amount plus the greater of (i) the hypothetical upside payment of $400 and (ii) the product of $1,000 and the return on the commodity price of the underlying commodity.

▪
If the percentage change in the commodity price of the underlying commodity from the pricing date to the valuation date is positive but less than or equal to 40%, an investor will receive a payment at maturity of $1,400 per security, the stated principal amount plus the hypothetical upside payment.

▪
If, however, the commodity price of the underlying commodity appreciates more than 40%, an investor will instead participate on a 1-to-1 basis in the positive performance of the commodity price of the underlying commodity.  For example, if the commodity price of the underlying commodity appreciates 50%, an investor will receive a payment at maturity equal to $1,500 per security.

▪
If the final commodity price is less than or equal to the initial commodity price but greater than the trigger price, investors will receive an amount at maturity equal to the $1,000 stated principal amount per security.

November 2011	Page 9

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

▪
If the final commodity price is less than or equal to the trigger price, investors will receive an amount at maturity less than or equal to $650 per security, based on a 1% loss of principal for each 1% decline in the commodity price of the underlying commodity from the pricing date to the valuation date.

▪
For example, if the commodity price of the underlying commodity declines by 60%, investors will lose 60% of their principal and receive only $400 per security at maturity, or 40% of the stated principal amount.  There is no minimum payment at maturity.

November 2011	Page 10

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon the commodity price of the underlying commodity on the valuation date, as determined as follows:

If the final commodity price is greater than the initial commodity price:

$1,000 + the greater of: (i) Upside Payment; and (ii) $1,000 x Commodity Return Percentage

The upside payment will be $380 to $420 per security, to be determined on the pricing date.

The commodity return percentage will be a fraction equal to: (final commodity price – initial commodity price) / initial commodity price.

If the final commodity price is less than or equal to the initial commodity price but greater than the trigger price:

$1,000

If the final commodity price is less than or equal to the trigger price:

$1,000 x Commodity Performance Factor

The commodity performance factor will be a fraction equal to: final commodity price / initial commodity price.

Because the commodity performance factor will be less than or equal to 0.65, this payment will be less than or equal to $650 per security and could be zero.  There is no minimum payment at maturity on the securities.

November 2011	Page 11

Citigroup Funding Inc.

Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November    , 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity.  If the final commodity price is less than or equal to the trigger price (which is 65% of the initial commodity price), the payout at maturity per security will be an amount in cash less than or equal to $650 and possibly zero.   In this scenario, investors will be exposed to the full amount of the decrease in the commodity price of the underlying commodity from the pricing date to the valuation date. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Securities Work.”

▪
Historically, the commodity price of the underlying commodity has been volatile.  From January 3, 2006 to November 9, 2011, the commodity price of the underlying commodity has been as low as $36.61 and as high as $146.08.  The volatility of the commodity price of the underlying commodity may result in you receive at maturity an amount that is less than the stated principal amount of the securities, and possibly zero.  Unlike certain other futures contracts, the first nearby futures contract on Brent blend crude oil to which the securities are linked is not subject to daily fluctuation limits and, as a result, may experience greater volatility than futures contracts that are subject to limit prices.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final commodity price does not increase from the initial commodity price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying commodity. Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Your return on the securities will not reflect the return you would realize if you actually owned the underlying commodity or futures or forward contracts on the underlying commodity.  For instance, you will not benefit from any positive “roll yield” on the futures contracts on the underlying commodity.  A direct investor in futures contracts on the underlying commodity would experience positive roll yield if the settlement price of an expiring futures contract at expiration were consistently higher than the price of the next expiring futures contract and the proceeds of the expiring contract were rolled into the next expiring contract each month.  Moreover, by purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.

▪
The return on the securities is linked to a single commodity, and the price of the underlying commodity may change unpredictably and affect the value of the securities in unforeseen ways.  Investments, such as the securities, linked to the price of a futures contract on a single commodity, such as Brent blend crude oil, are subject to significant fluctuations in the price of the commodity over short periods of time due to a variety of factors:

▪
The price of Brent blend crude oil futures contracts is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  You should understand that the commodity price of the underlying commodity may fluctuate significantly solely as a result of changes in exchange rates, even if the fundamentals of supply and demand with respect to Brent blend crude oil have not changed.

▪
Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as

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transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies.

▪
In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions (or resolutions thereof) in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.

▪
Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (“OPEC”) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable, and upon any resolution of these events, prices may fall. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

The price of Brent blend crude oil futures has experienced severe price fluctuations over the recent past and there can be no assurance that this price volatility will not continue in the future.  As a result of these or other factors, the commodity price of the underlying commodity may be, and has recently been, highly volatile.  See “Information About Brent Blend Crude Oil Futures Contracts” below.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, prices of commodities generally.  The payment at maturity on the securities is linked to the settlement price of a futures contract on the underlying commodity and not to a diverse basket of commodities or a broad-based commodity index. The commodity price of the underlying commodity may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a futures contract on a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The commodity price of the underlying commodity may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Information About Brent Blend Crude Oil Futures Contracts” below.

▪
Futures contracts on Brent blend crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by the recent sovereign debt crisis in Europe. Because futures contracts on Brent blend crude oil are the benchmark crude oil contracts in European and Asian markets, the commodity price of the underlying commodity will be particularly affected by economic conditions in Europe and Asia. Therefore, a decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil.  Additionally, because Brent blend crude oil is sourced from European territories, unlike other benchmark crude oil measures, such as West Texas Intermediate crude oil, a decline in or disruption of economic activity in Europe could adversely affect the price of Brent blend crude oil and futures contracts on Brent blend crude oil relative to other benchmark crude oil measures.   Any of these events could adversely affect the commodity price of the underlying commodity and, therefore, the value of the securities.

The recent European debt crisis and related European financial restructuring efforts have contributed to instability in European economies.  If European economic and market conditions, or economic conditions in other key markets, remain uncertain or deteriorate further, the commodity price of the underlying commodity and, therefore, the value of the securities, may be adversely affected.

▪
The commodity price of the underlying commodity is determined by reference to the official settlement price of Brent crude oil futures contracts as determined by ICE Futures Europe, and there are certain risks relating to the commodity price of the underlying commodity being determined by ICE Futures Europe. Futures contracts on Brent blend crude oil are traded on ICE Futures Europe. The commodity price of the underlying commodity will be determined by reference to the official settlement price on ICE Futures Europe of Brent blend crude oil futures contracts, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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▪
A decision by ICE Futures Europe to increase margin requirements for Brent blend crude oil futures contracts may affect the commodity price of the underlying commodity.  If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent blend crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the commodity price of the underlying commodity to decline significantly, which would adversely affect the value of the securities.

▪
The securities do not offer direct exposure to commodity spot prices.  The securities are linked to the commodity price, which reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to commodity spot prices.

▪
The securities will not be regulated by the Commodity Futures Trading Commission.  The securities will not be regulated by the CFTC.  You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the commodity price of the underlying commodity and, therefore, the value of the securities.

▪
The historical performance of futures contracts on the underlying commodity is not an indication of the future performance of futures contracts on the underlying commodity or the commodity price of the underlying commodity. The historical performance of futures contracts on the underlying commodity, which is included in this offering summary, should not be taken as an indication of the future performance of futures contracts on the underlying commodity or the commodity price of the underlying commodity during the term of the securities. Changes in the commodity price of the underlying commodity will affect the trading price of the securities, but it is impossible to predict whether the commodity price of the underlying commodity will fall or rise.

▪
The price at which you will be able to sell your securities prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. We believe that the value of your securities in the secondary market will be affected by the supply of, and demand for, the securities, the commodity price of the underlying commodity and a number of other factors, including: the market price for the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices; trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity; interest and yield rates in the market; currency exchange rates; geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and that may affect the commodity price of the underlying commodity; the time remaining until the maturity of the securities; and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the securities attributable to another factor.

▪
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for

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assuming the risks inherent in managing the hedging transactions.  These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange, and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citibank, the calculation agent, is an affiliate of ours. As calculation agent, Citibank will determine the initial commodity price, the trigger price, the final commodity price and the commodity return percentage or the commodity performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citibank, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the commodity price of the underlying commodity in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity as well as in other instruments, such as options and/or swaps related to the underlying commodity. Our affiliates also trade in futures contracts on the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the commodity price at which the underlying commodity must settle on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the commodity price of the underlying commodity on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about Brent Blend Crude Oil Futures Contracts

General.  At any time, the first nearby Brent blend crude oil futures contract is the Brent blend crude oil futures contract traded on ICE Futures Europe (“ICE”) that is then closest to expiration. Brent blend crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970s. The first nearby Brent blend crude oil futures contract is a deliverable contract based on an Exchange of Futures for Physical Delivery, or “EFP”, with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration.  On any day, the settlement price of the first nearby Brent blend crude oil futures contract is determined by ICE and is equal to the weighted average price of trades during a three-minute settlement period from 7:27 p.m. London time.  At any given time, the then first nearby Brent blend crude oil futures contract will expire in one month or less.

The following summarizes selected specifications relating to the Brent blend crude oil futures contracts:

▪	Price Quotation: U.S. Dollars and cents per barrel.

▪	Minimum Daily Price Fluctuation: $0.01 per barrel.

▪	Maximum Daily Price Fluctuation: None.

ICE is one of the regulated futures and options exchanges operated by IntercontinentalExchange, Inc. and is based in London. IntercontinentalExchange Inc. acquired the International Petroleum Exchange, now known as ICE Futures Europe, in June 2001.

ICE Disclaimer

The securities are not sponsored, endorsed, sold or promoted by ICE. ICE makes no representation or warranty, express or implied, to the investors in the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of ICE commodity futures prices to track general commodity market performance. ICE has no relationship to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates and ICE commodity futures prices are determined, composed and calculated by ICE without regard to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or to the securities. ICE has no any obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or the needs of the holders of the securities into consideration in determining, composing or calculating any ICE commodity futures settlement price. ICE is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the securities to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the securities. ICE has no obligation or liability in connection with the administration, marketing or trading of the securities.

ICE does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe market and/or sell the securities, or (ii) ICE commodity futures prices used in computing the return on the securities. ICE makes no warranty, express or implied, as to results to be obtained by Citigroup Funding Inc., Citigroup Inc. or any of its affiliates, holders of the securities or any other person or entity from the use of the warranties, and hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to ICE commodity futures prices used in computing the return on the securities and are not liable for any error or omission in any price used in connection with the securities. Without limiting any of the foregoing, in no event shall ICE have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

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Historical Information

The following table sets forth the high and low commodity prices, as well as the end-of-quarter commodity price, of the underlying commodity from January 3, 2006 through November 9, 2011. We obtained these commodity prices and other information below from Bloomberg Financial Markets, without independent verification. The commodity price of the underlying commodity experiences periods of high volatility, and you should not take the historical commodity prices of the underlying commodity as an indication of future performance.

Brent Blend Crude Oil	High	Low	Period End
2006
First Quarter	$66.59	$58.15	$65.91
Second Quarter	74.64	66.39	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter (through November 9, 2011)	115.00	99.79	112.31

Additional Considerations

If the commodity price of the underlying commodity is not available on any date of determination or if there is a market disruption event occurring on such date, the calculation agent may determine the commodity price for that date or defer the determination of the commodity price in accordance with the procedures set forth in the accompanying preliminary pricing supplement under “Description of Securities—Valuation Date” and “Description of Securities—Commodity Price of the Underlying Commodity.”

In case of default in payment at maturity of the securities, the securities will bear interest, payable upon demand of the beneficial owners of the securities in accordance with the terms of the securities, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of      % per annum on the unpaid amount due.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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